[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Norcraft Holdings, L.P. of our report dated March 24, 2004 except for Note 16, as to which the date is August 12, 2004, relating to the financial statements of Norcraft Holdings, L.P. (“Successor Company”) and our report dated March 24, 2004 relating to the financial statements of Norcraft Holdings LLC (“Predecessor Company”), each of which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Minneapolis, Minnesota

October 7, 2004